CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated as of January 3, 2011 is by and between OncoVista Innovative Therapies, Inc., a Nevada corporation (“OncoVista”), and FACT Consulting, LLC, a Texas limited liability company located at 30907 Keeneland Drive, Fair Oaks, Texas 78015 (“Consultant”).

RECITALS

WHEREAS, OncoVista desires to engage Consultant as a consultant under the terms and conditions of this Agreement, and Consultant desires to be engaged by OncoVista in such capacity.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.           Services.  Consultant shall assist OncoVista in the preparation of financial statements, filings with the Securities Exchange Commission (“SEC”), and federal and state tax filings.  In addition, Consultant will assist OncoVista in its interactions with auditors, regulators, investment bankers, or other such parties as may be necessary in the conduct of OncoVista’s operations.  Consultant further agrees to assist in the production of financial projections and to provide for any other accounting or financial needs of OncoVista (collectively, the “Services”).

2.           Standards for Performance.  Consultant shall at all times act in the best interests of OncoVista and will devote his best efforts, energies and skills to the provision of the Services.  To this end, Consultant will devote a minimum of eight days, or 64 hours, per month, to the Services with the specific days to be mutually agreed upon by OncoVista and Consultant.  OncoVista will also compensate Contractor at a rate of $125.00 per hour should OncoVista request the Consultant work additional hours in excess of 64 hours in any month.  Consultant will provide the Services in a timely and professional manner with due care and diligence, and will at all times comply with all applicable laws and regulations.  Consultant acknowledges that OncoVista is a publicly listed company and is subject to the regulations and reporting requirements of the SEC, including, but not limited to, Regulation FD and the provisions of the Sarbanes-Oxley Act of 2002.

3.           Records.  Consultant shall maintain complete and accurate records of, and supporting documentation in connection with, the Services.  All rights, title and interest in and to the reports and records described herein (i) shall be owned exclusively by OncoVista, (ii) shall constitute Proprietary Information (as defined below) of OncoVista, and (iii) OncoVista shall have the exclusive right to use and disclose the information contained therein in its sole and absolute discretion without additional compensation to Consultant.

4.           Compensation.

4.1          Consulting Fee.  During the Term, OncoVista shall pay Consultant a consulting fee (the “Consulting Fee”) of $80,000 per year.  The Consulting Fee shall be payable monthly, pro rata and in arrears. Contractor shall invoice OncoVista within five calendar days of the end of each month during the Term.  All invoices shall be paid in US dollars unless otherwise agreed.  Payment of the monthly Consulting Fee shall be made within five business days of OncoVista’s receipt of Consultant’s invoice that meets the specifications of this Agreement for Contractor’s Services.  All invoices shall be submitted directly to OncoVista at the address noted below.

4.2          Stock Options.  OncoVista shall adopt a stock option plan, subject to the approval of the Board of Directors of OncoVista (the “Plan”).  Following the approval of the Plan, Consultant shall be eligible to receive options to purchase shares of OncoVista’s common stock under the Plan. Such options shall be subject to the terms of the Plan under which the options are granted and the terms of the award agreement issued thereafter. The overall stock option grant to the Consultant shall consist of 208,400 options (the “Options”), which shall vest monthly, on a pro rata basis, over a vesting period of four years and at an exercise price equal to the closing price of OncoVista’s common stock on the date of the grant.

5.            Expenses.  OncoVista shall reimburse Consultant for all reasonable and necessary out-of-pocket business expenditures incurred by Consultant in connection with the Services (“Expenses”), provided that Consultant shall obtain OncoVista’s prior written consent for any expenses in excess of $500.

6.            Term.  The term of this Agreement (the “Term”) and Consultant’s engagement to provide Services will commence on the date hereof and will expire on the earlier of (i) December 31, 2011, or (ii) the effective date of a notice of termination hereunder.  Either party may terminate this Agreement, with or without cause, upon 30 days prior written notice of termination to the other.

7.           Representations and Warranties.  Consultant represents and warrants that he has full power and authority to enter into this Agreement.  The execution, delivery and performance of this Agreement, and the consummation by Consultant of the Services contemplated hereby do not and will not (i) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any other person or entity, that has not yet been obtained, or (ii) violate or conflict with any law or any agreement entered into by Consultant.

8.            Indemnification.

(a)           Consultant shall indemnify and hold harmless OncoVista, its affiliates, directors, officers, managers, agents, attorneys and employees against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursement in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which OncoVista is a party), directly or indirectly, caused by, relating to, based upon or arising out of or in connection with (i) any breach of this Agreement by Consultant, (ii) any willful misconduct or gross negligence by Consultant, or (iii) any act by Consultant that is outside the scope of his authority hereunder.

(b)           OncoVista shall indemnify, defend and hold harmless Consultant from and against any claims, losses, liabilities, damages, fines, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (collectively, “Claims”) arising from all claims, demands, actions, suits or proceedings, by any third party whether civil, criminal, administrative or investigative, in which Consultant may be involved, or threatened to be involved, as a party or otherwise arising out of or resulting from (i) any breach by OncoVista of this Agreement, (ii) any action or omission by OncoVista except claims, losses or liabilities involving Consultant’s gross negligence or willful misconduct, and (iii) any third party claims arising out of, in connection with the performance of Consultant’s responsibilities under this Agreement.  OncoVista shall have the right to assume the defense of any Claims subject to indemnification, in which case Consultant shall not be entitled to indemnification in respect of any legal fees or expenses incurred after the date that OncoVista exercises such right.  Consultant agrees to provide prompt written notice to OncoVista of any Claims subject to indemnification.

9.            Confidentiality.  Consultant acknowledges and agrees that Consultant will have access to information concerning the business and financial activities of OncoVista.  Such information, together with all information relating to the Services, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information.”  Consultant agrees that as between Consultant and OncoVista, all Proprietary Information and other rights in connection therewith shall be the sole property of OncoVista and its assigns.  At all times, both during Consultant’s engagement by OncoVista and after its termination, Consultant will keep in confidence and trust all Proprietary Information, and Consultant will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of OncoVista, except as may be necessary in the ordinary course of performing Consultant’s duties hereunder and in the best interests of OncoVista.  Upon the expiration or termination of this Agreement, Consultant will promptly deliver to OncoVista all documents and materials, of any nature, pertaining to Consultant’s work with OncoVista, and Consultant agrees that it will not keep any documents or materials, or copies thereof, containing any Proprietary Information.

10.          Non-Solicitation.  During the Term and for one year thereafter, Consultant will not, without the express written authorization of OncoVista or other than on behalf of or at the direction of OncoVista, directly or indirectly, recruit, solicit or induce any non-clerical employee of OncoVista to terminate their employment, or hire or assist another person or entity in hiring any non-clerical employee of OncoVista or any person who within six months had been a non-clerical employee of OncoVista.

11.          No Disclosure.  Neither Consultant nor any person or entity acting on behalf of the Consultant shall issue any press releases or any other public statements with respect to this Agreement, the terms hereof or any of the transactions contemplated hereby, unless required by law.

12.          Governing Law; Exclusive Jurisdiction and Venue.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles.  Each of the parties hereto irrevocably submits to the sole and exclusive jurisdiction and venue of the state and federal courts of the State of Texas located in Bexar County and the Federal Courts of the United States of America located in the Western District of Texas, San Antonio Division, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

13.          Attorneys’ Fees. In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

14.          Remedies.  In the event of a breach or potential breach of the provisions of this Agreement relating to confidentiality or non-solicitation, Consultant acknowledges that OncoVista will be caused irreparable harm and that monetary damages will not be an adequate remedy.  Therefore, upon any actual or impending violation of the Confidentiality or Non-Competition provisions contained in this Agreement, Consultant consents to the issuance by any court of competent jurisdiction of a restraining order or other injunction, without bond, restraining or enjoining such violation by Consultant.  Consultant understands and acknowledges that such relief is additional to and does not limit the availability to the other party of any other remedy.

15.          Independent Contractors.  Consultant is acting solely as an independent contractor, except that in the performance of this Agreement, Consultant shall have all fiduciary duties of an agent to a principal under applicable law.  This Agreement shall not be construed as making Consultant an employee, agent, partner or joint venturer of OncoVista, and Consultant has no authority to bind OncoVista or its affiliates in any manner.  Consultant shall be responsible for its own federal and state taxes.

16.          Notices.  All notices required or permitted to be given under this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the Parties as follows:

As to OncoVista:	OncoVista Innovative Therapies, Inc.
Attn: Alexander L. Weis, Ph.D.
14785 Omicron Drive, Suite 104
San Antonio, Texas 78245-3222
Telephone: (210) 677-6000
Facsimile: (210) 677-6001

As to Consultant:	FACT Consulting, LLC
Attn: J. Michael Edwards
30907 Keeneland Drive
Fair Oaks, Texas 78015
Telephone: (210) 602-2663

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.  If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

17.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by OncoVista as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

18.          Entire Agreement.  This Agreement sets forth all the terms and conditions of the agreement between the parties with respect to its subject matter, and supersedes any and all prior oral or written understandings, arrangements and agreements with respect thereto.  Consultant’s services are personal in nature, and Consultant may not assign its rights or delegate its obligations hereunder, in whole or in part, without the prior written consent of OncoVista in each instance, which consent may be withheld in OncoVista’s sole and absolute discretion.

19.          Amendments; Waivers.  No amendments to, or modifications of, this Agreement shall be valid or binding unless made in a writing signed by both parties.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.

20.          Counterparts.  This Agreement may be signed in one or more counterparts (whether original, facsimile or electronic copies), each of which when executed and delivered will constitute an original, but all of which will constitute one and the same agreement.

21.          Survival.  This Section and Consultant’s obligations under Sections 8, 9, 10, 11, 12, 13, 14, 15, and 16 shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

OncoVista Innovative Therapies, Inc.	FACT Consulting LLC

By:	By:
Name: Alexander L. Weis, Ph.D.	Name: J. Michael Edwards
Title: Chief Executive Officer	Title: Managing Member